Exhibit 10.26

Liance Contract No.: CR1030

Land Lease Contract for the Science and Industry Park Administration (20 Years)

Parties to this Contract:	Lessor: Science and Industry Park Administration	(hereinafter Party A)
	Lessee: UTAC (Taiwan) Corporation	(hereinafter Party B) A0283

Whereas Party B is a public institution, research institute, incubation development center, branch of the authorities, or industrial and commercial business agency approved by Party A in compliance with Article IV or Article VIII of Regulations for the Management of the Science and Industry Park, it is hereby agreed that Party A shall lease land in the Science and Industry Park, as specified in Article 1 (hereinafter the Contracted Land), to Party B, under the following terms and conditions:

Article 1	Subject of the Contract and Rent Amount

Details of the Contracted Land
County/City	Township	Section	Land No.	Area (sqm)	Rent (TWD, sqm\month)	Rent per Month (TWD)	Remarks
Hsinchu City		Science & Technology Section	No. 139	1,143.54	52.92	60,516

Total				1,143.54	52.92	60,516

Article 2	The lease term of the Contract is May 13, 2011 to August 31, 2015.

At the expiration of the lease, both Parties shall sign a new Contract; otherwise the Contract will be terminated. Party B cannot propose lease continuance or an irregular lease for any reason whatsoever.

Article 3	The purpose of the Contracted Land is limited to the construction of workshops, warehouses, laboratories, or worksites for storage and transportation, loading and unloading, packaging, repair, or assembly as required for Party B’s business.

Article 4	Party B must be a public institution, research institute, incubation development center, branch of the authorities, or industrial and commercial business agency approved by Party A in compliance with Article IV or Article VIII of Regulations for the Management of the Science and Industry Park; otherwise, the Contract is invalid. Both parties agree that the Contract will be immediately terminated as of the date Party B fails to obtain this qualification, and Party A does not need provide notification of this termination.

Article 5	Except in the situations stipulated in Article 18, Party B shall not sublease or lend the Contracted Land, in full or in part, to any other party, change the purpose of the Contracted Land, or use it for illegal purposes.

Article 6	When the Contract comes into effect, Party B shall pay rent to Party A on a monthly basis in the amount specified in Article 1 and according to the payment procedures specified by Party A. Business taxes incurred shall be paid separately.

If Party B has started to use the Contracted Land with the consent of Party A before signing the Contract, the above rent shall be calculated from the date of use.

Article 7	Party A may periodically adjust the rent on the Contracted Land in accordance with relevant regulations.

If the rent on the Contracted Land is adjusted for reasons such as changes to the announced land price or rental rate of state-owned land determined by the Executive Council, the rent on the Contracted Land shall be automatically and proportionately adjusted from the month after the confirmation of the adjustment. Collecting or refunding rent already paid is also required during this period.

Article 8	If Party B fails to pay rent according to the agreed term, punitive compensation shall be claimed according to the following standards:

I. If payment is overdue for less than one month, additional compensation equaling to 2% of the total amount shall be paid.

II. If payment is overdue for less than two months, additional compensation equaling to 5% of the total amount shall be paid.

III. If payment is overdue for less than three months, additional compensation equaling to 10% of the total amount shall be paid.

IV. If payment is overdue for more than three months, additional compensation equaling to 15% of the total amount shall be paid.

Article 9	Before the construction of any building or the termination or suspension of business, Party B shall take necessary preventative and protective measures against any potential adverse impact on the environment (such as odor, noise, radiation, contamination, glare, and intense vibration) based on its business and raw chemical materials (if any). Party B must provide to Party A with testing information on soil and underground water contamination for the Contracted Land, in compliance with the Law on Waste Clearing, Law on the Prevention and Control of Air Pollution, Law on the Prevention and Control of Water Pollution, Law on the Treatment of Soil and Underground Water Pollution, and other regulations on pollution prevention and control. Party B shall assume responsibility for preserving the environmental on the Contracted Land.

Party B shall maintain the buildings constructed by Party B on the Contracted Land and the environment in the surrounding area.

Article 10	If Party B desires to draw underground water, Party B shall submit an application to Party A, and Party A shall report to the relevant authority on water conservancy for approval under the Water Conservancy Law.

Article 11	Party B shall perform one-time building construction in accordance with the construction plan proposed upon its application to Party A for land allocation or the demolition of the original plant for reconstruction, unless Party A has agreed to another plan in advance.

If Party A agrees to phased construction under Party B’s plan, Party A may designate the location of buildings constructed in the initial phase.

Article 12	Within three months of signing the Contract, Party B shall apply for a construction license under The Construction Law, other relevant regulations, and the construction plan proposed upon its application for land allocation or the demolition of the original plant. Party B must construct the buildings according to the schedule stated in the construction plan. If, for good reason, construction cannot be completed on schedule, Party B shall apply to Party A for an extension in advance, with a limited term of six months.

The buildings constructed by Party B on the Contracted Land must conform to the land use regulations for the Park.

Article 13	For the purpose of greenery or sidewalks, the buildings constructed by Party B on the Contracted Land shall be at least ten meters from the external side of sidewalk if the Contracted Land is adjacent to a road over thirty meters. The buildings shall be constructed at least eight meters from the external side of sidewalk if the Contracted Land is adjacent to a road over twenty meters. The buildings shall be constructed at least six meters from the external side of sidewalk if the Contracted Land is adjacent to a road over ten meters. The buildings shall be constructed at least four meters from the land boundary if the rear and sides of Contracted Land are not adjacent to the road.

Article 14	The buildings constructed by Party B on the Contracted Land must consist of fire-proof materials and structures, and air defense shelters shall be built according to technical construction codes. Party A will designate the placement of access roads on the construction site. Before site excavation, underground pipeline drawings shall be obtained in advance from Party A’s construction division, and these drawings shall be attached.

Article 15	If Party B needs to excavate roads, water drainage (supply) pipelines, or other public facilities in the Park for the purpose of building construction on the Contracted Land, Party B shall apply for advance approval from Party A, pay a facilities recovery guarantee, and assume responsibility for returning the site to its original state after construction is completed. If Party B fails, Party A is entitled to retain the guarantee paid by Party B.

If Party B requires the modification or addition of above-ground or underground public facilities on the Contracted Land, Party B shall apply for Party A’s approval in advance and adhere to Party A’s decision. All costs incurred will be borne by Party B.

Article 16	Party B must properly maintain above-ground or underground public facilities on the Contracted Land; in case of any damage, Party B is responsible for repairs and compensating Party A for the damage.

Article 17	Buildings constructed by Party B on the Contracted Land shall be limited to those built for its business needs and approved purposes. Party B shall construct buildings only for its own use, not for subleasing or other purposes, unless otherwise specified in Article 18.

Article 18	If Party B proposes to sublease, lend, or transfer its buildings constructed on the Contracted Land to others, Party B must request consent from Party A in advance. The transferee can only be a business approved for operation within the Park.

When lending or transferring according to the these regulations, the rental rate and price of transfer must be approved by Party A. Upon transfer, Party A shall be granted purchasing priority under equal conditions in accordance with Article 104 of The Land Law.

Article 19	Party A may terminate the Contract at any time after giving notice to Party B, and withdraw the Contracted Land without refunding the rent in any of the following conditions:

I. Party B is no longer certified for operation or service provision in the Park, or is ordered to move out of the Park by Party A under relevant laws.

II. Party B violates the Articles 3, 9, 11, 13, 14, 15, 16, Items I, III, or IV of Article 22, or Item II of Article 23, and fails to rectify the violation within the time limit specified by Party A in a written notice.

III. Party B has delayed the payment of rent, with overdue payments exceeding the amount or term specified in The Land Law or Regulation for the Management of the Science and Industry Park.

IV. Party B fails to apply for a construction license within three months of signing the Contract, fails to demolish the original plant, fails to supplement the application within the limit specified by Party A in writing, or fails to meet the application requirements and correct the application within the limit specified by Party A.

V. Party B fails to complete construction according to the schedule under Article 12, or fails to complete construction within the extended term approved by Party A.

VI. Party B violates Article 17 or Article 18.

Article 20	Party B is responsible for returning the land to its original state and the Contract is invalid if any construction in progress or landform conditions changed the Contracted Land. If changes resulting from on-going construction or landform changes have no impact on others, Party B may be relieved of this responsibility with Party A’s consent.

Party B shall transfer the buildings on the Contracted Land under the Article 18 within six months of the end of the lease term or the termination of the Contract. Prior to the transfer, Party B shall pay monthly compensation to Party A in the amount of the originally-agreed rent.

Party B is responsible for compensating Party A for any losses due to late transfers, and it shall not reject Party A’s acquisition of the buildings on the Contracted Land according to Measures for the Acquisition of Plants and Relevant Buildings within the Science and Industry Park.

Article 21	All requests and notices related to the Contract shall be written in Chinese, and delivered to the party concerned in person or by mail at the designated address. In case of a change of address, the affected party shall provide written notice to the other party within seven days of the change.

Delivery to the designated address before the receipt of the change notice will be deemed a legal delivery.

Article 22	Party B must perform all of the obligations set forth in the terms of the Contract and all of the joint guarantee obligations related to the bank’s written joint guarantee, the insurance company’s joint guarantee policy, time deposit certificate issued by a qualified financial agency, or other forms approved by Party A. The guarantee term must start prior to or the date of the Contract signing.

In the event that the aforementioned guarantees are cancelled, Party A must approve the cancellation, otherwise Party B will not be exempt from those obligations.

If the due date or expiry date must be indicated on the written joint guarantee by relevant authorities or according to financial regulations for the performance of the joint guarantee obligation specified in Item I, the expiry date shall be at least one year (inclusive), and the guarantee amount or deposit amount indicated on the written joint guarantee shall be equal to the rent amount for at least one year. When the due date or expiry date arrives, Party B shall, thirty days prior to expiration, replace the bank’s written joint guarantee, insurance company’s joint guarantee policy, or time deposit certificate issued by a qualified financial agency, for the continued performance of guarantee obligations.

For the last year of the lease term in the Contract, the due date or expiry date of the bank’s written joint guarantee, insurance company’s joint guarantee policy, or time deposit certificate issued by a qualified financial agency will not be subject to the aforesaid time limit (i.e., at least one year); however, the due date or expiry date must be at least sixty days after the expiry of the Contract.

Article 23	In signing the Contract, Party A and Party B guarantee that their representatives have the power to sign the Contract.

The seal used by Party B for signing the Contract must be the same seal used for Party B’s registration with Party A’s administration according to company registration procedures.

Article 24	This Contract will come into effect one it is signed by both parties. If Party B has started to use the Contracted Land before signing the Contract with Party A’s approval, the Contract will have come into effect from the date of use.

Article 25	If the Contract is involved in any lawsuit, the law of the Republic of China shall apply. The local court in Hsinchu City, Taiwan, is the primary court of jurisdiction.

Article 26	The Contract is made in duplicate, and one copy each is held by Party A and Party B.

Parties to the Contract

Party A: Science and Industry Park Administration

Representative:	/s/ Yan Zongming	[seal affixed]

Address: No. 2 Xin’an Road, Hsinchu City

Party B: UTAC (Taiwan) Corporation

Representative:	/s/ Yu Xinglin	[seal affixed]

Address: No. 2 Lixing Third Road, Hsinchu City

Modified: June 9, 2011